Exhibit 99.1

Allison Transmission Announces Fourth Quarter and Full Year 2013 Results

Fourth Quarter 2013:

•	Net Sales $491 million, Adjusted EBITDA $153 million and Adjusted Free Cash Flow $105 million

Full Year 2013:

•	Net Sales $1,927 million, Adjusted EBITDA excluding technology-related license expenses $633 million and Adjusted Free Cash Flow $385 million

INDIANAPOLIS, February 13, 2014 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions and hybrid-propulsion systems, today reported net sales for the quarter of $491 million, a 1 percent increase from the same period in 2012. Adjusted Net Income, a non-GAAP financial measure, for the quarter was $78 million, compared to Adjusted Net Income of $46 million for the same period in 2012, an increase of $32 million. Diluted earnings per share for the quarter were $0.23.

The increase in net sales was principally driven by higher demand in the Service Parts, Support Equipment & Other end market, continued recovery in the North America On-Highway end market, our largest, and improved demand conditions in the Outside North America On-Highway end market largely offset by previously contemplated reductions in U.S. defense spending, and weakness in the Outside North America Off-Highway end market. Our North America Off-Highway end market continues to be weak, but experienced some modest sequential improvement.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $153 million, or 31.1 percent of net sales, compared to $132 million, or 27.1 percent of net sales, for the same period in 2012. Excluding costs ($7 million) to conclude a new five-year labor agreement and a product warranty charge ($9 million) for specific product issues, Adjusted EBITDA for the fourth quarter of 2012 was $148 million, or 30.4 percent of net sales. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $105 million compared to $82 million for the same period in 2012.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Our fourth quarter 2013 results are within the guidance ranges we provided to the market on October 28. Net sales stabilized in the fourth quarter on a year-over-year basis, an improvement relative to the sales declines experienced through the first three quarters of the year. We are encouraged by growth in the North American On-Highway end market and improved demand conditions in the Outside North America On-Highway end market. Allison continued to demonstrate strong operating margins and cash flow during the fourth quarter by executing initiatives to align costs and programs across our business with end markets demand conditions while investing in growth opportunities. Maintaining our prudent approach to capital allocation we refinanced $650 million of our Senior Secured Credit Facility Term B-2 Loan due in 2017, extended the maturity of our revolving credit facility to 2019, repaid $53 million of debt and paid a quarterly dividend of $0.12 per share.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2013 Net Sales ($M)	Q4 2012 Net Sales ($M)	% Variance
North America On-Highway	210	188	12%
North America Hybrid-Propulsion Systems for Transit Bus	32	32	0%
North America Off-Highway	14	17	(18%)
Defense	35	74	(53%)
Outside North America On-Highway	86	73	18%
Outside North America Off-Highway	14	30	(53%)
Service Parts, Support Equipment & Other	100	73	37%

Total Net Sales	491	487	1%

Fourth Quarter Highlights

North America On-Highway end market net sales were up 12 percent from the same period in 2012 principally driven by higher demand for Rugged Duty Series, Highway Series and Bus Series models, and essentially flat on a sequential basis principally driven by higher demand for Bus Series models offset by lower demand for Pupil Transport/Shuttle Series and Rugged Duty Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were flat with the same period in 2012, and up 113 percent on a sequential basis principally driven by intra-year movement in the timing of orders.

North America Off-Highway end market net sales were down 18 percent from the same period in 2012 principally driven by lower demand from hydraulic fracturing applications, and up 56 percent on a sequential basis, the first sequential increase since the first quarter of 2012, principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were down 53 percent from the same period in 2012 and 33 percent sequentially principally driven by previously considered reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts.

Outside North America On-Highway end market net sales were up 18 percent from the same period in 2012 reflecting strength in China bus and Europe truck, partially offset by weakness in Japan truck, and up 23 percent on a sequential basis principally driven by China bus tenders timing.

Outside North America Off-Highway end market net sales were down 53 percent from the same period in 2012 principally driven by weakness in the mining and energy sectors, and down 13 percent on a sequential basis principally driven by weakness in the energy sector.

Service Parts, Support Equipment & Other end market net sales were up 37 percent from the same period in 2012 principally driven by higher demand for North America service parts, and global On-Highway support equipment commensurate with increased transmission unit volumes, and up 9 percent on a sequential basis principally driven by higher demand for global service parts and support equipment.

Gross profit for the quarter was $211 million, an increase of 9 percent from gross profit of $194 million for the same period in 2012. Gross margin for the quarter was 43.1 percent, an increase of 320 basis points from a gross margin of 39.9 percent for the same period in 2012. The increase in gross profit from the same period in 2012 was principally driven by costs ($7 million) and charges ($8 million) to conclude a new five-year labor agreement in 2012.

Selling, general and administrative expenses for the quarter were $87 million, a decrease of 22 percent from $112 million for the same period in 2012. The decrease was principally driven by $12 million of lower intangible asset amortization, a product warranty charge ($9 million) for specific product issues in 2012 and charge ($1 million) to conclude a new five-year labor agreement in 2012.

Engineering – research and development expenses for the quarter were $24 million, a decrease of 13 percent from $28 million for the same period in 2012. The decrease was principally driven by reduced product initiatives spending.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $153 million, or 31.1 percent of net sales, compared to $132 million, or 27.1 percent of net sales, for the same period in 2012. The increase was principally driven by costs ($7 million) to conclude a new five-year labor agreement in 2012, a product warranty charge ($9 million) for specific product issues in 2012 and reduced product initiatives spending.

Adjusted Net Income for the quarter was $78 million compared to $46 million for the same period in 2012. The increase was principally driven by increased Adjusted EBITDA and charges ($9 million) to conclude a new five-year labor agreement in 2012.

Adjusted Free Cash Flow for the quarter was $105 million compared to $82 million for the same period in 2012. The increase was principally driven by increased net cash provided by operating activities partially offset by increased capital expenditures. The increase in capital expenditures was principally driven by increased investments in productivity and replacement programs partially offset by lower product initiatives spending.

2014 Guidance

Allison expects 2014 net sales to increase in the range of 3 to 6 percent, an Adjusted EBITDA margin in the range of 32 to 34 percent, and an Adjusted Free Cash Flow in the range of $375 to $425 million, or $2.00 to $2.25 per diluted share. Capital expenditures are expected to be in the range of $60 to $70 million, which includes maintenance spending of approximately $60 million. Cash income taxes are expected to be in the range of $10 to $15 million.

Our 2014 net sales guidance assumes a continued recovery in the North America On-Highway end market, lower demand in the North America Hybrid-Propulsion Systems for Transit Bus end market due to engine emissions improvements and non-hybrid alternative technologies that generally require a fully-automatic transmission (e.g. xNG), a slowly emerging improvement in demand from the North America energy sector’s hydraulic fracturing market, previously considered reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts, growth in the Outside North America On-Highway end market, moderately improved second half demand conditions in the Outside North America Off-Highway end market and higher demand in the Service Parts, Support Equipment & Other end market.

Although we are not providing specific first quarter 2014 guidance, Allison does expect first quarter net sales to be higher than the same period in 2013. The anticipated year-over-year increase in first quarter net sales is principally driven by higher demand in the global On-Highway end markets and Service Parts, Support Equipment & Other end market partially offset by previously considered reductions in Defense net sales and lower demand for North America Hybrid-Propulsion Systems for Transit Bus.

Conference Call and Webcast

The company will host a conference call at 4:30 p.m. ET on Thursday February 13 to discuss its fourth quarter 2013 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. The passcode for the call is 13574483. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 7:30 p.m. ET on February 13 until 11:59 p.m. ET on February 20. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13574483.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,”

“continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

(317) 242-3078

ir@allisontransmission.com

Media Relations

(317) 242-5000

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net sales	$491.0	$487.0	$1,926.8	$2,141.8
Cost of sales	279.6	292.8	1,084.9	1,187.5

Gross profit	211.4	194.2	841.9	954.3
Selling, general and administrative expenses	87.4	112.0	334.9	419.0
Engineering - research and development	24.4	28.1	97.1	115.1

Operating income	99.6	54.1	409.9	420.2
Interest expense, net	(28.4)	(35.6)	(132.9)	(151.2)
Other (expense) income, net	(3.7)	2.6	(10.9)	(52.8)

Income before income taxes	67.5	21.1	266.1	216.2
Income tax (expense) benefit	(24.6)	(9.9)	(100.7)	298.0

Net income	$42.9	$11.2	$165.4	$514.2

Basic earnings per share attributable to common stockholders	$0.24	$0.06	$0.90	$2.83
Diluted earnings per share attributable to common stockholders	$0.23	$0.06	$0.88	$2.76

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2013	December 31, 2012
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$184.7	$80.2
Accounts receivables - net of allowance for doubtful accounts of $0.4 and $0.9, respectively	175.1	165.0
Inventories	160.4	157.1
Deferred income taxes, net	58.1	55.3
Other current assets	28.6	32.7

Total Current Assets	606.9	490.3
Property, plant and equipment, net	563.4	596.2
Intangible assets, net	3,551.8	3,657.1
Deferred income taxes, net	1.1	32.3
Other non-current assets	89.4	90.1

TOTAL ASSETS	$4,812.6	$4,866.0

LIABILITIES
Current Liabilities
Accounts payable	$150.4	$133.1
Current portion of long term debt	17.9	19.5
Other current liabilities	218.9	225.2

Total Current Liabilities	387.2	377.8
Long term debt	2,660.4	2,801.3
Other non-current liabilities	326.2	330.0

TOTAL LIABILITIES	3,373.8	3,509.1
TOTAL STOCKHOLDERS’ EQUITY	1,438.8	1,356.9

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,812.6	$4,866.0

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net cash provided by operating activities	$138.1	$112.1	$453.5	$497.5
Net cash used for investing activities (a)	(35.7)	(30.2)	(81.5)	(138.7)
Net cash used for financing activities	(69.8)	(85.2)	(277.5)	(593.5)
Effect of exchange rate changes in cash	(0.2)	1.6	10.0	0.9

Net increase (decrease) in cash and cash equivalents	32.4	(1.7)	104.5	(233.8)
Cash and cash equivalents at beginning of period	152.3	81.9	80.2	314.0

Cash and cash equivalents at end of period	$184.7	$80.2	$184.7	$80.2

Supplemental disclosures:
Interest paid	$46.3	$46.7	$159.2	$167.3
Income taxes paid	$0.3	$1.7	$3.8	$10.7
(a) Additions of long-lived assets	$(33.2)	$(30.0)	$(74.4)	$(123.9)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$42.9	$11.2	$165.4	$514.2
plus:
Interest expense, net	28.4	35.6	132.9	151.2
Cash interest expense	(46.3)	(46.7)	(159.2)	(167.3)
Income tax expense (benefit)	24.6	9.9	100.7	(298.0)
Cash income taxes	(0.3)	(1.7)	(3.8)	(10.7)
Technology-related investments expense (a)	2.5	—	5.0	14.4
Public offering expenses (b)	0.7	—	1.6	6.1
Fee to terminate services agreement with the Sponsors (c)	—	—	—	16.0
Amortization of intangible assets	25.2	37.5	105.3	150.0

Adjusted net income	$77.7	$45.8	$347.9	$375.9
Cash interest expense	46.3	46.7	159.2	167.3
Cash income taxes	0.3	1.7	3.8	10.7
Depreciation of property, plant and equipment	24.6	26.5	98.7	102.5
Dual power inverter module extended coverage (d)	—	—	(2.4)	9.4
Unrealized loss on foreign exchange (e)	—	—	2.3	—
Unrealized loss (gain) on commodity hedge contracts (f)	0.4	0.2	1.5	(0.9)
Restructuring charge (g)	—	—	1.0	—
Loss on redemptions and repayments of long-term debt (h)	0.3	0.5	0.8	22.1
Benefit plan re-measurement (i)	—	—	—	2.3
UAW Local 933 contract signing bonus (j)	—	8.8	—	8.8
Other (k)	3.1	1.7	13.8	7.0

Adjusted EBITDA	$152.7	$131.9	$626.6	$705.1

Adjusted EBITDA excluding technology-related license expenses (l)	$152.7	$131.9	$632.6	$717.1

Net sales	$491.0	$487.0	$1,926.8	$2,141.8
Adjusted EBITDA margin	31.1%	27.1%	32.5%	32.9%
Adjusted EBITDA margin excluding technology-related license expenses (l)	31.1%	27.1%	32.8%	33.5%
Net Cash Provided by Operating Activities	$138.1	$112.1	$453.5	$497.5
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(33.2)	(30.0)	(74.4)	(123.9)
Fee to terminate services agreement with the Sponsors (c)	—	—	—	16.0
Technology-related license expenses (l)	—	—	6.0	12.0

Adjusted Free Cash Flow	$104.9	$82.1	$385.1	$401.6

(a)	Represents an impairment charge (recorded in Other (expense) income, net) for investments in co-development agreements with various companies to expand our position in transmission technologies.
(b)	Represents fees and expenses (recorded in Other (expense) income, net) related to our initial public offering in March 2012, a proposed and withdrawn secondary offering in April 2013, and secondary offerings in August 2013, November 2013 and December 2013.
(c)	Represents a one-time payment (recorded in Other (expense) income, net) to terminate the services agreement with investment funds affiliated with The Carlyle Group and Onex Corporation (collectively, our “Sponsors”).
(d)	During the third quarter of 2013, we conducted a review of the Dual Power Inverter Module (“DPIM”) extended coverage program resulting in a reduction of the DPIM liability, partially offset by a reduction of the associated General Motors (“GM”) receivable totaling a net credit (recorded in Selling, general and administrative expenses). During the second quarter of 2012, we recorded a charge (recorded in Selling, general and administrative expenses) to increase our liability related to the DPIM extended coverage program due to claims data and additional design issues identified during introduction of replacement units. The total DPIM liability and GM receivable will continue to be reviewed for any changes in estimate as additional claims data and field information become available.
(e)	Represents losses (recorded in Other (expense) income, net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(f)	Represents losses (gains) (recorded in Other (expense) income, net) on the mark-to-market of our commodity hedge contracts.
(g)	Represents a charge (recorded in Selling, general and administrative, and Engineering – research and development) related to an employee headcount reduction program in the second quarter of 2013.
(h)	Represents losses (recorded in Other (expense) income, net) realized on the redemptions and repayments of Allison Transmission, Inc.’s, our wholly owned subsidiary, long-term debt.
(i)	Represents a settlement charge (recorded in Other (expense) income, net) related to the settlement of pension obligations for certain qualified hourly employees from our hourly defined benefit pension plan to GM’s pension plan as part of the asset purchase agreement dated June 28, 2007.
(j)	Represents an $8.8 million ($7.7 million recorded in Cost of sales, $1.0 million recorded in Selling, general and administrative expenses, and $0.1 million recorded in Engineering – research and development) bonus to eligible employees recorded in the fourth quarter of 2012 as a result of International Union, United Automobile, Aerospace and Agricultural Implement Workers of America Local 933 – represented employees ratifying a labor contract effective November 2012 through November 2017.
(k)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) and service fees paid to our Sponsors (recorded in Selling, general and administrative expenses).
(l)	Represents payments (recorded in Engineering – research and development) for licenses to expand our position in transmission technologies.